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EXHIBIT 10.26

SUPPLY AGREEMENT

        THIS SUPPLY AGREEMENT (the "Agreement") is made and entered into as of this 21st day of January, 2002 (the "Effective Date"), by and between NuVasive, Inc. ("NuVasive"), a Delaware corporation having its principal offices at 10065 Old Grove Road, San Diego, California 92131; and Intermountain Tissue Center ("ITC"), a division of Ohio Valley Tissue & Skin Center, non-profit organization, with said division having its principal place of business at 615 Arapeen Drive, Suite 105, Salt Lake City, Utah 84108, facsimile number (801) 583-0957 and e-mail address jpierce@itcutah.org. ITC and NuVasive are sometimes individually referred to as a "Party" and together referred to herein as the "Parties."

RECITALS:

        WHEREAS, ITC procures, processes and distributes certain human allograft tissues for transplantation;

        WHEREAS, NuVasive desire to engage ITC to develop, process and distribute certain allograft bone for NuVasive, all subject to and in accordance with specifications and other terms of this Agreement.

        WHEREAS, ITC and NuVasive, in recognition of the need for and benefits that may result from the availability of human allograft bone tissues for transplantation, desire to cooperate with each other in the provision, processing and distribution of such tissue.

AGREEMENT:

        NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration (the receipt, adequacy and legal sufficiency of which are hereby acknowledged) the parties hereto hereby agree as follows:

1.    Processing and Transfer Responsibilities of ITC.

        (A)    Processing.    ITC shall from time to time use its best efforts to process, package, label, store and transfer to NuVasive the human allograft bone listed and more particularly described on Exhibit A hereto (the "Tissues"), as such Exhibit may be amended by the Parties from time to time, in accordance with the specifications pertaining to the Tissues imposed by NuVasive set forth on Exhibit A (the "Specifications").

        (B)    Change of Specifications.    NuVasive may modify, change or supplement the Specifications upon 60 days' written notice to ITC or upon the mutual agreement of the parties; provided, however, that any requested modifications, changes or supplements shall not affect existing firm purchase orders unless both parties agree to such changes. ITC shall notify NuVasive at least 30 days in advance of any change in any processing procedures or protocols.

        (C)    Forecast and Inventory.    NuVasive shall provide ITC with a month-by-month forecast of its anticipated Tissue requirements for each calendar year, beginning with the 2002 calendar year, not later than 30 days prior to the commencement of the applicable calendar year. Within 10 days of ITC's receipt of each calendar year forecast, ITC shall indicate whether it anticipates being able to meet such forecast. NuVasive may at any time update any such forecast for any monthly period(s) beginning 30 days or more following the date NuVasive provides written notice of such update. Such update(s) may be contained in any writing, including a purchase order or an MRP report. ITC shall use its best efforts to maintain in inventory a stock of a minimum amount of Tissue material equal to the amount forecast by NuVasive for the next month's forecasted volume. For instance, if the forecast for January through March is 10, 12 and 14 units respectively, then ITC shall keep 12 units on the shelf in January (February's forecast) and 14 units in February (March's forecast). ITC shall use FIFO (first in, first out) inventory procedures with respect to the Tissues so that older stock is used up first.

        (D)    Inspection of Facilities.    NuVasive shall have the right to inspect the processing facility where the Tissues are to be processed (the "Facility") between the hours of 9:00 a.m. and 5:00 p.m. on any business day upon giving no less than 24 hours written notice during the term of this Agreement in order to ensure ITC's continuing compliance with the terms and conditions of this Agreement. The performance of NuVasive's obligations under this Agreement is expressly conditioned upon NuVasive's ability to regularly inspect the Facility, NuVasive's ability to regularly review ITC's processing practices, and NuVasive's being reasonably satisfied that the Facility and ITC's processing practices conform to all of requirements set forth in this Agreement and imposed by Governing Law (as defined in Section 4(A)) and all applicable regulations.

        (E)    Milling Machine.    Subsequent to the execution of this Agreement, but prior to any obligation to perform on the part of ITC, NuVasive shall provide to ITC at no cost to ITC a milling machine (the "Machine") for use by ITC during the term of this Agreement in the processing of the Tissues and for other use by ITC in its operations generally. ITC shall maintain the Machine in good working condition while in ITC's use, care or possession, shall perform all maintenance and repairs required to keep the Machine in such condition, and hereby assumes all responsibility and liability for any loss, theft or destruction of the Machine prior to its return to NuVasive, as well as any damage, injury or harm caused by the Machine or ITC's use thereof prior to its return to NuVasive. Upon any termination of this Agreement, ITC shall promptly return to NuVasive the Machine in good working condition, ordinary wear and tear excepted.

2.    Responsibilities of NuVasive.

        (A)    Payments.    NuVasive shall promptly pay for the Tissues shipped to it as per the terms of paragraph 3 below.

        (B)    Specifications.    NuVasive shall provide the written Specifications to ITC in sufficient detail to enable ITC to process the Tissues as efficiently as possible.

        (C)    Inspection of Facilities.    ITC shall have the right to inspect the handling and storage facility where the Tissues are to be stored by NuVasive pending further shipment by NuVasive (the "NuVasive Facility") between the hours of 9:00 a.m. and 5:00 p.m. on any business day upon giving no less than 24 hours written notice during the term of this Agreement in order to ensure NuVasive's continuing compliance with the terms and conditions of this Agreement. The performance of ITC's obligations under this Agreement is expressly conditioned upon ITC's ability to regularly inspect the NuVasive Facility, ITC's ability to regularly review NuVasive's handling and storing practices, and 1TC's being reasonably satisfied that the NuVasive Facility and NuVasive's handling and storage practices conform to all of requirements set forth in this Agreement and imposed by Governing Law (as defined in Section 12) and all applicable regulations.

3.    Professional Fees, Purchase Orders, and Terms of Payment.

        (A)    Professional Fees.    In consideration of services performed by ITC and the Tissues to be sold by ITC, NuVasive shall pay to ITC per particular type of Tissue as set forth in detail on Exhibit A attached hereto and made a part hereof. ITC will invoice NuVasive for all Tissues shipped to NuVasive as of the date of each shipment and payment from NuVasive shall be due within 30 days from the date of invoice.

        (B)    Purchase Orders and Terms of Payment.    NuVasive shall place orders for Tissues by transmitting a written purchase order via facsimile, e-mail or First Class Mail to ITC at the address, e-mail address or facsimile number identified in the Preamble of this Agreement. The terms and conditions set forth in such purchase orders shall apply to ITC's fee-for-service to NuVasive and delivery of the Tissues to the end users of the Tissues (the "Customers") designated by NuVasive, unless any such term or condition conflicts with any term or condition of this Agreement, in which event the terms and conditions of this Agreement shall govern. Except as otherwise set forth under this

Agreement, payment for the Tissues shall be due to ITC no later than 30 days following date of shipment to NuVasive. NuVasive shall be responsible for invoicing hospitals and collecting payment from its Customers. NuVasive's obligation to pay ITC shall not be dependent upon to NuVasive's actual collection of revenues from its Customers.

4.    Delivery and Title.

        (A)    Timing and Place of Delivery.    The Parties acknowledge and agree that, ITC will ship the Tissues directly to NuVasive and that NuVasive will maintain an inventory of such Tissues for distribution by NuVasive to its customers. ITC shall use its best efforts to ship the Tissues within twenty-four (24) hours of the time the purchase order is received if NuVasive requests expedited delivery. If expedited delivery is not requested, ITC shall ship the Tissues in accordance with the time period specified in the purchase order. ITC shall provide adequate insurance for the Tissues until such Tissues(s) have been received by NuVasive. Title and risk of loss and damage with respect to all Tissues purchased by NuVasive under this Agreement shall remain with ITC until NuVasive has received the Tissues at its designated address.

        (B)    Packaging.    All Tissues shall be suitably packed for shipment in containers adequate to insure safe arrival of the Tissues at NuVasive's designated delivery destination. ITC shall supply all packaging and labeling materials for the Tissues; provided, however, such packaging and labeling must be in accordance with specifications and format provided by NuVasive. ITC shall mark all containers with necessary shipping and handling information, purchase order numbers and date of shipment. An itemized packing list shall accompany each shipment, which will also contain customer purchase order number(s), catalog numbers, and serial numbers of the Tissues.

        (C)    Defective Products/Return.    Within five days of receipt NuVasive will inspect the Tissues in order to determine their suitability and their compliance with the terms of this Agreement and Governing Law. If NuVasive determines within such limited time that any Tissues do not comply with the Specifications, Governing Law, or any representation, warranty or other provisions of this Agreement (any such Tissue, a ("Returned Tissue"), NuVasive shall notify ITC of the Returned Tissue, identify the defects in the Returned Tissue and return the same to ITC at ITC's expense. If at any time the Parties agree, are deemed to agree, or a nonappellable order determines, that any Returned Tissue does not comply with the Specifications, Governing Law, or any representation, warranty or other provisions of this Agreement, such Returned Tissue shall be deemed to be a "Defective Tissue". ITC shall have a period of thirty (30) days from receipt of any Returned Tissue during which to evaluate and respond to NuVasive's claim that the Tissue is a Defective Tissue. If NuVasive has not received a written notice of disagreement from ITC by the end of such thirty (30) day period, the Returned Tissue shall be deemed to be a Defective Tissue. If NuVasive receives a written notice of disagreement by the end of such thirty (30) day period, the Parties agree to negotiate in good faith regarding whether and/or to what extent the Returned Tissue is a Defective Tissue for a period of thirty (30) days from NuVasive's receipt of such notice prior to commencing any legal action or pursuing any other remedy with respect to the Returned Tissue. With respect to any Tissues sold or supplied under this Agreement, ITC shall be prepared to promptly address corrective actions and determine root causes of defects. ITC will report in writing (or by form supplied by NuVasive) how the root causes have been addressed and corrected within 30 days of being notified of the defect.

        (D)    Payment of Fee-for-Service of Returned Product.    If NuVasive returns to ITC a Returned Tissue prior to paying for such Returned Tissue, NuVasive shall have no obligation to pay for the Returned Tissue unless and until the Parties agree or a nonappellable order determines that the Tissue was not a Defective Tissue. If NuVasive returns a Returned Tissue after paying for such Returned Tissue, NuVasive may, in its discretion (i) offset the fees paid for the Returned Tissue against any yet unpaid invoice received from ITC, or (ii) require ITC to reimburse NuVasive for the fees paid with respect to the Returned Tissue. If following either (i) or (ii) above, the Returned Tissue is determined by agreement of the Parties or a nonappellable order not to be a Defective Tissue, NuVasive shall promptly pay to ITC the fees for the Returned Tissue.

5.    ITC's Representations, Warranties, and Covenants.    In addition to the other matters set forth herein, ITC hereby represents, warrants, and covenants, on a continuing basis, to NuVasive as follows:

        (A)    Compliance with Laws and Specifications.    ITC shall comply fully with the American Association of Tissue Banks ("AATB") standards and all federal and state laws, regulations, rules and orders (including without limitation those of the Federal Food and Drug Administration (the "FDA")) governing the recovery of human tissues for, processing, storage, packaging, shipping, labeling and aspects of the production and handling of the Tissues ("Governing Laws"), including, without limitation, the Good Tissue Banking Practices and labeling requirements contained in 21 C.F.R. Parts 1270 and 1271. ITC represents and warrants that all Tissues will be recovered, processed, stored, packaged, shipped, labeled and otherwise produced and handled in accordance with all applicable federal and state laws and regulations, AATB standards applicable to human tissues, as well as the Specifications.

        (B)    Approvals.    ITC shall obtain and maintain, at its cost, all governmental, administrative and other approvals, licenses, permits and other authorizations and registrations necessary for the operation and conduct of its business and performance of its obligations under this Agreement, including, without limitation, its accreditation from the American Association of Tissue Banks, FDA tissue establishment registration and listing and all required state licenses.

        (C)    Due Authorization; Validity.    The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action on the part of ITC, and upon execution and delivery, this Agreement will constitute a valid and binding obligation of ITC enforceable against ITC in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting claims and rights generally or by general equitable principles.

        (D)    Litigation.    ITC has not been served with or otherwise notified in writing of any judgment, suit, claim, action, arbitration, legal, administrative, or other proceeding or government investigation, nor to ITC's knowledge are any such actions pending or threatened, with respect to the Tissues or ITC's assets or business which would materially adversely affect ITC's ability to conduct business or to perform its obligations under this Agreement.

6.    NuVasive's Representations, Warranties and Covenants.

        (A)    Compliance with Laws and Specifications.    NuVasive shall comply fully with the American Association of Tissue Banks ("AATB") standards and all federal and state laws, regulations, rules and orders (including without limitation those of the Federal Food and Drug Administration (the "FDA")) governing the recovery of human tissues for, storage, packaging, shipping, labeling and aspects of the handling of the Tissues ("Governing Laws"), including, without limitation, the Good Tissue Banking Practices and labeling requirements contained in 21 C.F.R. Parts 1270 and 1271. NuVasive represents and warrants that all Tissues will be stored, packaged, shipped, labeled and otherwise handled in accordance with all applicable federal and state laws and regulations, AATB standards applicable to human tissue, as well as the Specifications.

        (B)    Approvals.    NuVasive shall obtain and maintain, at its cost, all governmental, administrative and other approvals, licenses, permits and other authorizations and registrations necessary for the operation and conduct of its business and performance of its obligations under this Agreement, including, without limitation, FDA tissue establishment registration and listing and all required state licenses.

        (C)    Due Authorization; Validity.    The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action on the part of NuVasive, and upon execution and delivery, this Agreement will constitute a valid and binding obligation of NuVasive enforceable against NuVasive in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency and other similar laws affecting claims and rights generally or by general equitable principles.

        (D)    Litigation.    NuVasive has not been served with or otherwise notified in writing of any judgment, suit, claim, action, arbitration, legal, administrative, or other proceeding or government investigation, nor to NuVasive's knowledge are any such actions pending or threatened, with respect to the Tissues or NuVasive's assets or business which would materially adversely affect NuVasive's ability to conduct business or to perform its obligations under this Agreement.

        (E)    Specifications.    The Specifications as set forth on Exhibit A and as amended from time to time by NuVasive do not infringe upon the patent or other property rights of third party and NuVasive shall defend against any such claims asserted by such third party against ITC.

7.    Indemnification.

        (A)  Each party (the "Indemnifying Party") shall indemnify, defend and hold harmless the other (The "Indemnified Party"), its shareholders, subsidiaries and affiliates, and its and their respective officers, directors, members, trustees, agents, employees and customers, and their successors and assigns, from and against any and all claims, demands, actions, liabilities, fees, suits, causes of action, damages, penalties, recoveries and deficiencies, costs and expenses (including, without limitation, attorneys' fees) (collectively "Damages") which arise out of or relate to (1) any breach by the Indemnifying Party of any of its representations, covenants or warranties set forth in this Agreement, or (2) any negligence by the Indemnifying Party arising out of, in connection with or resulting from the processing, supply, or transfer of any Tissue. Such indemnification shall not be limited to claims brought by third parties.

8.    Insurance and Notice of Claims.

        (A)  ITC represents and warrants that it is currently insured and covenants that at all times during the term of this Agreement it will maintain a comprehensive general liability insurance policy (including products liability coverage and payment of attorneys fees coverage) with a financially sound and reputable insurer which is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement, and including without limitation, professional liability insurance, with minimum coverage amounts of $2,000,000.00 per occurrence and $4,000,000.00 in the aggregate. ITC agrees to provide NuVasive a copy of its insurance policy upon request and to provide thirty (30) days advanced written notice prior to terminating any such policy.

        (B)  NuVasive represents and warrants that it is currently insured and covenants that at all times during the term of this Agreement it will maintain a comprehensive general liability insurance policy (including products liability coverage and payment of attorneys fees coverage) with a financially sound and reputable insurer which is sufficient to adequately protect against the risks associated with its ongoing business, including the risks which might possibly arise in connection with the transactions contemplated by this Agreement, and including without limitation, professional liability insurance, with minimum coverage amounts of $2,000,000.00 per occurrence and $4,000,000.00 in the aggregate. NuVasive agrees to provide ITC a copy of its insurance policy upon request and to provide thirty (30) days advanced written notice prior to terminating any such policy.

        (C)    Notification of Claims.    Each of the Parties shall promptly notify the other Party after becoming aware of any liability claims regarding the Tissues and any customer complaints or suspected adverse reactions or outcomes concerning the Tissues. Each party agrees to coordinate the evaluation of such events.

9.    Confidentiality.

        (A)    Confidential Information.    The "Confidential Information" of any Party shall mean any information of a confidential or proprietary nature of such Party and shall include, without limitation, all business, strategy, pricing and marketing information of such Party, all patents, copyrights, trademarks, service marks, trade dress and other proprietary rights and applications for or with respect to any of the foregoing of such Party, and all discoveries, inventions, improvements, documents, know-how, proprietary rights and ideas related to any process, method, formula, machine, device, manufacture, composition of matter, plan or design owned or developed by such Party, whether patentable or not, that the other Party acquires under, through, as a result of or during the term of this Agreement. Notwithstanding the foregoing, a Party's Confidential Information shall not include any information which: (i) has been published or otherwise becomes a matter of public knowledge by any means other than the other Party's default in the observance or performance of any term or provision of this Agreement or any other obligation on its part to be observed and performed; (ii) was known to the other Party at the time of such disclosure without a requirement of confidentiality, as evidenced by its written business records; (iii) is at any time disclosed to the other Party by any person or entity not a party hereto whom the other Party believes, after reasonable inquiry, has the right to so disclose the same; or (iv) is required to be disclosed in compliance with any law governmental regulation, or court order, provided that the Party disclosing the same shall notify the Party to which such information belongs ten (10) days in advance of any such disclosure, if feasible.

        (B)    NuVasive's Confidential Information.

            (i)  ITC hereby confirms that NuVasive has and shall retain the sole right, title and interest in and to NuVasive's Confidential Information. Subject to the conditions, restrictions and obligations contained in this Agreement, NuVasive hereby grants to ITC a limited, non-exclusive, worldwide, royalty free license (without the right to sublicense or transfer) to use NuVasive's Confidential Information solely for the purposes of performing ITC's obligations under this Agreement. No other rights or licenses are granted by NuVasive to ITC relating to NuVasive's Confidential Information or any other proprietary rights of NuVasive. Upon the termination or expiration of this Agreement, the licenses granted herein by NuVasive shall terminate, and ITC shall cease all further use of NuVasive's Confidential Information or any other proprietary rights of NuVasive except with respect to Tissues that conform to the Specifications and which were being held by ITC in its inventory at the time of termination. Such inventory may be sold by ITC after the expiration of this Agreement in the ordinary course of its business.

           (ii)  ITC shall maintain NuVasive's Confidential Information in confidence and shall not disclose same to any person or entity not a party hereto or use the same for its benefit or the benefit of any person or entity other than NuVasive. ITC shall maintain complete and accurate written records of NuVasive's Confidential Information, mark same with such legends as NuVasive may reasonably direct, and promptly deliver the same to NuVasive upon written request upon the expiration or termination hereof or at such other times as NuVasive may request, except that in any such event, counsel for ITC may retain one copy thereof solely for use should any dispute between the Parties arise. In addition, both during the term and after the expiration or termination of this Agreement, ITC shall take such other reasonable actions as NuVasive may request to enable NuVasive to publish, protect by litigation or otherwise, or further its title to any of NuVasive's Confidential Information.

        (C)    ITC's Confidential Information.

            (i)  NuVasive hereby confirms that ITC has and shall retain the sole right, title and interest in and to ITC's Confidential Information. Subject to the conditions, restrictions and obligations contained in this Agreement, ITC hereby grants to NuVasive a limited, non-exclusive, worldwide, royalty free license to use ITC's Confidential Information solely for the purposes of exercising

  NuVasive's rights and performing NuVasive's obligations under this Agreement and using the Tissues for their intended purpose. No other rights or licenses are granted by ITC to NuVasive relating to ITC's Confidential Information or any other proprietary rights of ITC. Upon the termination or expiration of this Agreement, the licenses granted herein by ITC shall terminate, and NuVasive shall cease all further use of ITC's Confidential Information or any other proprietary rights of ITC except with respect to Tissues that conform to the Specifications and which were being held by NuVasive in its inventory at the time of termination. Such inventory may be sold by NuVasive after the expiration of this Agreement in the ordinary course of its business.

           (ii)  NuVasive shall maintain ITC's Confidential Information in confidence and will not disclose same to any person or entity not a party hereto or use same for its benefit or the benefit of any person or entity other than ITC. NuVasive shall maintain complete and accurate written records of ITC's Confidential information, mark the same with such legends as ITC may reasonably direct, and promptly deliver the same to ITC upon written request upon the expiration or termination hereof or at such other times as ITC may request, except that in any such event, counsel for NuVasive may retain one copy thereof solely for use should any dispute between the Parties arise. In addition, both during the term and after the expiration or termination of this Agreement, NuVasive shall take such other reasonable actions as ITC may request to enable ITC to publish, protect by litigation or otherwise, or further its title to any of ITC's Confidential Information.

10.    Term and Termination.

        (A)    Term.    The term of this Agreement shall commence on the Effective Date and continue for a period of three years following the Effective Date and, unless earlier terminated as provided herein, shall automatically renew for an additional one-year term on each anniversary of the Effective Date unless either party gives written notice to terminate 60 days prior to completion of the first three year term or additional one-year anniversary date.

        (B)    Early Termination.    This Agreement may be terminated as otherwise provided in this Agreement, and as follows:

            (i)  By either party if the other party fails to perform or otherwise breaches any of its obligations hereunder, by giving notice of its intent to terminate and stating the grounds therefore. The party receiving such notice shall have thirty (30) days from the receipt thereof to cure the failure or breach, at which time this Agreement shall terminate if such failure or breach has not been cured. In no event, however, shall such notice of intention to terminate be deemed to waive any rights to damages or any other remedy which the party giving notice of breach may have as a consequence of such failure or breach.

           (ii)  By NuVasive, if ITC sells all or substantially all of its assets or securities to another person or entity or merges into another person or entity, which termination shall not be unreasonably exercised by NuVasive.

        (C)    Effect of Termination.    If this Agreement is terminated, the parties shall be released from all obligations, duties imposed or assumed hereunder, except as otherwise provided in this Agreement. Termination of this Agreement, for whatever reason, shall not affect the obligation of either party to make payments for which such party is liable prior to such termination, any remedies of NuVasive under Section 5, any Party's indemnification obligations under Section 7 or the obligations of confidentiality specified in Section 9 hereof.

11.    Notices.    All notices required or permitted to be given under this Agreement shall be in writing and shall be addressed to the Party at the address and/or facsimile number first set forth above (which either party may change at any time upon five days written notice). Notices may be served by certified or registered mail, postage paid, with return receipt requested, by private courier, prepaid, by telex, facsimile, or other telecommunication device capable of transmitting or creating a written record, or personally. Mailed notices shall be deemed delivered five days after mailing, properly addressed.

12.    Governing Law; Venue.    The parties intend that this Agreement shall be governed by and construed in accordance with the laws of the state of Utah applicable to contracts made and wholly performed within Utah by persons domiciled in Utah and exclusive of choice of law rules. The parties hereby consent and submit to the exclusive jurisdiction and venue of State of Utah and federal courts located in the Salt Lake County, State of Utah for any litigation arising out of this Agreement.

13.    Integration; Amendment.    This Agreement and the other documents contemplated hereby constitute the entire agreement of the parties relating to the subject matter hereof. There are no promises, terms, conditions, obligations, or warranties other than those contained in this Agreement or in such other agreements and documents. No modification of this Agreement (by purchase order, invoice or otherwise (except as provided in Section 2(C)) shall be of any force or effect unless such modification is in writing, refers specifically to this Agreement, contains language indicating it is a modification of this Agreement and is signed the party alleged to be bound thereby.

14.    Waiver.    No provision of this Agreement shall be deemed to have been waived unless such waiver is in writing signed by the waiving Party. No failure by any Party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach of such provision or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of this Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

15.    Attorney's Fees.    If any suit or action arising out of or related to this Agreement is brought by any Party, the prevailing Party shall be entitled to recover the costs and fees (including reasonable attorneys' fees) incurred by such Party in such suit or action, including without limitation any post-trial or appellate proceeding.

16.    Exhibits.    Each Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full.

17.    Continuing Agreement; Binding Effect.    This Agreement is a continuing agreement and shall remain in full force and effect until all obligations of the parties hereunder have been fully performed or otherwise discharged, and shall bind and inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors, heirs, and permitted assigns.

18.    Assignment.    No Party may assign this Agreement, in whole or in part, without the written consent of the other party.

19.    No Third-Party Beneficiary Rights.    No person not a party to this Agreement is an intended beneficiary of this Agreement, and no person not a party to this Agreement shall have any right to enforce any term of this Agreement.

20.    Counterparts.    This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

21.    Invalidity.    The invalidity or unenforceability of any term or provision of this Agreement shall not affect the other terms and provisions, and such invalid or unenforceable term or provision will, in all events, be construed and enforced to the fullest extent permissible under applicable law.

22.    Force Majeure.    Neither Party shall be responsible for any loss or damage resulting from any delay in performing or failure to perform any provisions of this Agreement, so long as any such failure or delay arises from a fire, explosion, flood, storm, earthquake, tidal wave, war, military operation, national emergency, civil commotion, strike or other difference with workers or unions that is beyond the control of the Parties hereto.

23.    Relationship.    The Parties are acting independently and shall at all times act as independent contractors of each other in the manufacture and sale of the Products and are not partners, joint venturers, agents, or legal representatives of each other, for any purpose. Neither Party shall have any right or power to act for or bind the other, in any respect, to pledge its credit, to accept any service of process upon it, or to receive any notices of any nature whatsoever.

24.    Publicity.    Neither Party shall initiate any publicity, news release or other announcement, written or oral, whether to the public or press, to stockholders or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder without the prior written consent of the other, except as may be required, in the judgment of either parties legal counsel, to comply with the requirements of any applicable law, including, but not limited to, any disclosures required by state or federal securities laws.

        IN WITNESS WHEREOF, the parties hereto have caused this Supply Agreement to be duly executed and effective as of the date and year first written above.

"NuVasive"	NuVasive, Inc., a Delaware corporation
	By:	/s/ illegible
	Its:	President and CEO
"ITC"	Intermountain Tissue Center; a Non-profit Corporation
	By:	/s/ illegible
	Its:	Executive Director

  Exhibit A

Products
	NuVasive Price	ITC Price
Cervical Allograft	***	***
Biportal Lumbar Allograft	***	***
Uniportal Lumbar Allograft	***	***

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Material has been omitted pursuant to a request for confidential treatment.

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  EXHIBIT 10.26
SUPPLY AGREEMENT